Exhibit 99.1
            American States Water Company Announces Earnings for the
                 Three and Nine Months Ended September 30, 2006



    SAN DIMAS, Calif.--(BUSINESS WIRE)--Nov. 6, 2006--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings of $0.32 per share for the quarter ended September 30, 2006, as compared to $0.72 per share for the quarter ended September 30, 2005. Basic and fully diluted earnings were $1.03 per share for the nine months ended September 30, 2006, as compared to basic and fully diluted earnings of $1.29 per share for the nine months ended September 30, 2005.

    Third Quarter 2006 Results

    Net income for the third quarter ended September 30, 2006 decreased by 54.4% to $5.6 million compared to $12.2 million for the same period in 2005. Significantly impacting the comparison of third quarter results were:

    -- a favorable decision issued by the California Public Utilities Commission ("CPUC") on July 21, 2005 regarding the Aerojet memorandum account which added about $4.3 million to net income in July 2005 or approximately $0.25 per share; and

    -- a pretax unrealized loss on purchased power contracts of $2.8 million or $0.10 per share for 2006 resulting from decreasing forward energy prices, as compared to a pretax unrealized gain of $4.0 million, or $0.14 per share, for last year's third quarter.

    Eliminating the effects of these two items discussed above, basic and diluted earnings per share for the third quarter of 2006 would have increased by $0.09 per share as compared to the same period last year.

    Total operating revenues were $73.7 million for the third quarter of 2006, an increase of 8.3% compared to revenues of $68.1 million recorded in the third quarter of 2005. Water revenues reflected an increase of 7.3% when compared to the prior year's results, due to rate increases and a 1.5% increase in billed water consumption. Electric revenues decreased by 1.5% to $6.4 million compared to the three months ended September 30, 2005, primarily as a result of lower connection and miscellaneous fees offset by a slight increase in consumption.

    Other operating revenues increased by 131.6% to $2.3 million for the three months ended September 30, 2006 compared to $1.0 million for the three months ended September 30, 2005. The increase was due primarily to an additional $954,000 of revenues generated by American States Utility Services, Inc. ("ASUS") from the operation of water and wastewater systems at military bases in Maryland and Virginia. Additionally, revenues increased as a result of a decision issued by the CPUC on April 13, 2006 that enabled Golden State Water Company ("GSWC") to record ongoing water rights lease revenues received from the City of Folsom as income, amounting to $311,000 for the third quarter of 2006.

    Total operating expenses increased by 26.7% to $58.7 million compared to $46.3 million for the same period in 2005. Significant items that increased operating expenses were: (i) a pretax unrealized loss on purchased power contracts in 2006 compared to a pretax unrealized gain in 2005 resulting in an increase in operating expenses of $6.8 million, as discussed above; (ii) an increase in supply costs and other operating expenses primarily from the operations at the new military bases in Maryland and Virginia, partially offset by a 3.6% decrease in supply costs due to more wells in service for pumped water which is generally less costly than purchased water; (iii) an increase in administrative and general expenses primarily resulting from costs at new military bases in Maryland and Virginia, increases in employee benefit costs including stock-based compensation expense due to the adoption of SFAS No. 123R effective January 1, 2006, increased tax and legal services, and higher labor costs as a result of higher wages;
(iv) an increase in depreciation and amortization expense reflecting primarily the addition of $100 million to utility plant in 2005; and
(v) an increase in maintenance expense due to increased well maintenance for GSWC and increases in well treatment and emergency repair costs.

    Interest expense increased by $5.5 million compared to the same quarter in 2005 reflecting primarily the approval from the CPUC in July 2005 of the recovery of previously incurred and expensed interest costs totaling $5.1 million regarding the Aerojet memorandum account. The increase was also due to the issuance of $40 million of additional long-term debt in October 2005 and increased interest rates on short-term debt, partially offset by a decrease in short-term debt balances.

    Interest income decreased by 6.7% during the three months ended September 30, 2006 as compared to the same period in 2005 reflecting primarily the decision from the CPUC in July 2005 on the Aerojet matter, which resulted in the recognition of interest income totaling approximately $607,000 earned on the $8.0 million Aerojet long-term note receivable. The recording of the interest income had been deferred pending this final CPUC decision. This decrease was offset by increases due primarily to accrued interest of $279,000 on the uncollected balance of the Aerojet litigation memorandum account authorized by the CPUC, and interest income of $173,000 earned on costs incurred for capital upgrade projects at Andrews Air Force Base.

    Income tax expense decreased by 54.1% to $4.8 million compared to $10.5 million for the three months ended September 30, 2005 due, in part, to a decrease in pretax income of 54.3%, offset by a slight increase in the effective income tax rate ("ETR") for the three months ended September 30, 2006. The variance between the ETR and the statutory tax rate is primarily the result of differences between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements.

    Year to Date 2006 Results

    The $0.26 per share decrease in earnings for the first nine months of 2006 in comparison to the prior year reflects primarily:

    -- the recording of a pretax unrealized loss of $5.9 million, or $0.21 per share, on purchased power contracts in 2006 due to decreasing forward energy prices versus a pretax unrealized gain of $7.5 million, or $0.26 per share on purchased power contracts in 2005, a negative swing of $0.47 per share;

    -- a favorable decision issued by the CPUC on July 21, 2005 regarding the Aerojet matter which added about $4.3 million to net income in July 2005 or approximately $0.25 per share;

    -- the recognition of approximately $3.2 million of water rights lease revenues from January 2004 to September 2006 in pretax income for the nine months ended September 30, 2006 pursuant to a decision issued by the CPUC on April 13, 2006. Of the $3.2 million increase, $2.3 million, or $0.08 per share, represents revenues for 2004 and 2005, while $900,000, or $0.03 per share, represents revenues for the nine months of 2006. Prior to that decision, any lease revenues that GSWC collected in 2004 and 2005 were included in a regulatory liability account with no amounts recognized as revenues, pending the outcome of the April 2006 CPUC decision;

    -- water rate increases which contributed approximately $8.8 million to revenues, or $0.31 per share for the nine months ended September 30, 2006;

    -- an increase in ASUS' pretax operating income of $1.4 million, or a positive swing of $0.05 per share, as compared to the same period of 2005 through operating and maintaining the water and wastewater systems for the U.S. Government;

    -- a $2.4 million increase in interest income, excluding the impact of the Aerojet decision in July 2005 mentioned above, or $0.09 per share, resulting primarily from interest accrued on the uncollected balance of the Aerojet litigation memorandum account authorized by the CPUC, interest income related to an Internal Revenue Service ("IRS") refund, and interest income from the U.S. Government for costs incurred on capital upgrade projects;

    -- a lower effective tax rate increased earnings by $0.09 per share resulting primarily from a $400,000 tax benefit relating to an IRS refund received in May 2006 and differences between book and taxable income, which are treated as flow-through adjustments in accordance with regulatory requirements; and

    -- higher expenses, other than those described above, which lowered 2006 net income by an additional $0.19 per share as described below.

    Total operating revenues of $196.5 million for the first nine months of 2006 increased by 10.1% compared to revenues of $178.4 million recorded in the same period of 2005. Of the total increase in revenues, water revenues increased by 6.8% due to rate increases and higher consumption in 2006 resulting from weather changes. Electric revenues increased by 8.5% reflecting rate increases in April 2005 and a 7.4% increase in usage.

    Other operating revenues increased 210.1% to $8.4 million during the first nine months of 2006 primarily due to the recording of water rights lease revenues from the City of Folsom as discussed above. An additional increase of $2.8 million in revenues reflects: (i) the recording of Fort Bliss Water Services Company revenues of approximately $768,000 during the nine months ended September 30, 2006, based on the percentage of completion method for contract revenue recognition for several projects at Fort Bliss; and (ii) additional revenues totaling $2.0 million generated from operating the water and wastewater systems at military bases in Maryland and Virginia which began operations in early 2006.

    Total operating expenses for the first nine months of 2006 increased to $153.3 million as compared to the $129.8 million recorded for the same period in 2005, reflecting: (i) an unrealized loss on purchased power contracts in 2006 compared to a gain in 2005 as discussed, the net effect of which increased expenses by $13.4 million; (ii) an increase in supply costs and other operating expenses due primarily to the commencement of operation of the water and wastewater systems at new military bases; (iii) increases in administrative and general expenses reflecting higher expenses at new military bases, increases in pension and benefit expenses, increases in stock-based compensation expense due to the adoption of SFAS No. 123(R), higher wages, and increased outside tax and legal services;
(iv) increased depreciation and amortization expense reflecting, among other things, the effects of closing approximately $100 million of additions to utility plant during 2005; (v) an increase in maintenance expense due principally to an increase in required maintenance on GSWC's wells and water supply sources at all regions and increases in well treatment and emergency repair costs; (vi) an increase in property taxes and payroll taxes; and (vii) a net pre-tax gain of $760,000 on a settlement reached with the Fountain Hills Sanitary District in February 2005, with no corresponding gain in 2006.

    Interest expense increased by 71.7% to $16.0 million reflecting primarily the approval from the CPUC in July of 2005 of the recovery of previously incurred and expensed interest costs totaling $5.1 million for the Aerojet memorandum account. There was also $40 million of additional debt issued in October 2005 which increased interest expense, offset partially by a decrease in short-term debt. However, the effect of the decrease in short-term bank loan balances was also partially offset by higher interest rates.

    Interest income increased to $2.6 million due to: (i) interest accrued on the uncollected balance of the Aerojet litigation memorandum account; (ii) interest income related to a tax refund received in May 2006; (iii) interest earned from capital upgrade projects at Andrews Air Force Base; and (iv) interest earned on a short-term surplus of cash. These increases were partially offset by the impact of the decision from the CPUC in July 2005 on the Aerojet matter, which resulted in the recognition of interest income totaling approximately $607,000 earned on the $8.0 million Aerojet long-term note receivable. The recording of the interest income had been deferred pending a final CPUC decision.

    Income tax expense decreased by 34.3% to $12.1 million compared to $18.4 million in 2005 as a result of a decrease in pre-tax income, flow-through adjustments and an IRS refund claim discussed previously.

    Other - Certain matters discussed in this news release with regard to the Company's expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company's Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

    Third Quarter 2006 Earnings Release Conference Call - The Company will host a conference call today, Monday, November 6, 2006 at 11:00 a.m. Pacific Time ("PT"), during which management will be making a brief presentation focusing on the Company's third quarter results, strategies, and operating trends.

    Interested parties can listen to the conference call over the Internet by logging on to www.aswater.com. The call will also be recorded and replayed beginning Monday, November 6, 2006 at 3:00 p.m. PT and will run through Monday, November 13, 2006. The dial-in number for the audio replay is 800-642-1687, Passcode ID# 9608734.

    American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California, approximately 254,000 customers, and to approximately 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to approximately 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, the Company contracts with municipalities, the U.S. government and private entities to provide various services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems at various military installations throughout the United States.



                    American States Water Company
                             Consolidated

Comparative Condensed Balance Sheets
                                        September 30,    December 31,
             (in thousands)                 2006            2005
----------------------------------------------------------------------
                                                 (Unaudited)
Assets

Utility Plant-Net                            $742,369        $713,225
Other Property and Investments                 21,475          21,581
Current Assets                                 66,221          66,708
Regulatory and Other Assets                    78,643          71,621
----------------------------------------------------------------------
                                             $908,708        $873,135
----------------------------------------------------------------------

Capitalization and Liabilities

Capitalization                               $546,266        $532,499
Current Liabilities                            84,690          75,245
Other Credits                                 277,752         265,391
----------------------------------------------------------------------
                                             $908,708        $873,135
----------------------------------------------------------------------




Condensed Statements of Income
                                Three Months Ended  Nine Months Ended
(in thousands, except per share   September 30,       September 30,
 amounts)
----------------------------------------------------------------------
                                  2006     2005      2006      2005
----------------------------------------------------------------------
                                   (Unaudited)         (Unaudited)
Operating Revenues               $73,741  $68,091  $196,486  $178,437
                                --------------------------------------

Operating Expenses:
  Supply costs and other
   operating                     $30,723  $29,785   $76,386   $74,846
  Unrealized loss (gain) on
   purchased power contracts       2,807   (4,018)    5,886    (7,492)
  Administration and general
   expenses                       12,614   10,342    34,628    32,456
  Maintenance                      3,395    2,905     9,113     7,522
  Depreciation and amortization    6,634    4,734    19,726    16,123
  Property and other taxes         2,656    2,572     7,674     7,111
  Net gain on sale of property      (124)       0      (124)        0
  Gain on settlement for
   removal of wells                    0        0         0      (760)
                                --------------------------------------

     Total operating expenses    $58,705  $46,320  $153,289  $129,806

Operating income                 $15,036  $21,771   $43,197   $48,631

   Interest expense               (5,349)     193   (16,037)   (9,341)
   Interest income                   695      745     2,643       801
                                --------------------------------------

Income From Operations Before
 Income Tax Expense              $10,382  $22,709   $29,803   $40,091

   Income tax expense              4,809   10,475    12,061    18,358

----------------------------------------------------------------------
Net Income                        $5,573  $12,234   $17,742   $21,733
----------------------------------------------------------------------

Weighted Average Shares
 Outstanding                      17,003   16,782    16,898    16,773
----------------------------------------------------------------------
Earnings Per Common Share          $0.32    $0.72     $1.03     $1.29
----------------------------------------------------------------------
Weighted Average Diluted Shares   17,057   16,887    16,949    16,845
----------------------------------------------------------------------
Earnings Per Diluted Share         $0.32    $0.72     $1.03     $1.29
----------------------------------------------------------------------
Dividends Declared Per Common
 Share                            $0.225   $0.225    $0.675    $0.675
----------------------------------------------------------------------




    CONTACT: American States Water Company
             Robert J. Sprowls, 909-394-3600, ext. 647
             Senior Vice President, Chief Financial Officer,
             Treasurer and Corporate Secretary